Kurv ETF Trust N-14

Exhibit 99.12

The Atlantic Building
950 F Street, NW
Washington, DC 20004-1404

202-239-3300 | Fax: 202-239-3333

[●], 2024

Kurv ETF Trust

1 Letterman Drive, Building C, Suite 3-500

San Francisco, CA 94129

NEOS ETF Trust

13 Riverside Avenue

Westport, CT 06880

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated November [●], 2024, among Kurv ETF Trust (“Kurv Trust”), on behalf of its series listed under the heading “Acquiring Funds” on Schedule A attached hereto (“Schedule A”), (each, an “Acquiring Fund”), and NEOS ETF Trust, (“NEOS Trust”), on behalf of each series thereof listed under the heading “Target Funds” on Schedule A (each, a “Target Fund”), and Kurv Investment Management LLC, an adviser to the Acquiring Funds and the Target Funds (“Adviser”), solely with respect to Section 9 of the Agreement. The Agreement describes a proposed transaction (the “Reorganization”), to occur as of the date of this letter (the “Closing Date”), pursuant to which each of the Target Funds will transfer all of its assets to the corresponding Acquiring Funds listed in Schedule A opposite its name in exchange for the assumption by the corresponding Acquiring Funds of all of the Target Funds’ liabilities as described in the Agreement and the shares (“shares”) in the corresponding Acquiring Funds, followed by each Target Fund immediately distributing the shares of the corresponding Acquiring Fund to shareholders of each Target Fund, in connection with the liquidation and termination of each Target Fund, all upon the terms and conditions hereinafter set forth in the Agreement. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 8.4 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

Alston & Bird LLP	www.alston.com

Atlanta | Beijing | Brussels | Charlotte | Dallas | Fort Worth | London | Los Angeles | New York | Raleigh | San Francisco | Silicon Valley | Washington, D.C.

Kurv ETF Trust

NEOS ETF Trust

[ ●], 2024

For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Proxy Statement on Form N-14 dated [September 23], 2024, and such other items as we have deemed necessary to render this opinion. In addition, each of the Kurv Trust and the NEOS Trust has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”) representing as to certain facts, occurrences and information upon which each of the Kurv Trust and the NEOS Trust has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; and (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete.

Based on and subject to the foregoing and subject to the final paragraph hereof, we are of the opinion that, for U.S. federal income tax purposes:

(i)	Each Acquiring Fund’s acquisition of the assets of each Target Fund in exchange solely for the Acquiring Fund Shares and its assumption of the liabilities of each Target Fund, followed by each Target Fund’s distribution of the Acquiring Fund Shares pro rata to each Target Fund’s shareholders actually or constructively in exchange for their Target Fund’s shares in complete liquidation of each Target Fund, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code,[1] and the Target Funds and the Acquiring Funds each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(ii)	Under Sections 361 and 357(a) of the Code, no gain or loss will be recognized by each Target Fund upon the transfer of each such Target Fund’s assets to the corresponding Acquiring Fund solely in exchange for the corresponding Acquiring Fund’s shares and the assumption by the corresponding Acquiring Fund of the liabilities of each Target Fund or upon the distribution (whether actual or constructive) of the corresponding Acquiring Fund’s shares to each Target Fund’s shareholders in exchange for their Target Fund shares.

(iii)	Under Section 1032(a) of the Code, no gain or loss will be recognized by the corresponding Acquiring Fund upon the receipt of each Target Fund’s assets solely in exchange for the Acquiring Fund’s shares and the corresponding Acquiring Fund’s assumption of the liabilities of each Target Fund.

[1]	All references are to the Internal Revenue Code of 1986, as amended (the “Code”).

Kurv ETF Trust

NEOS ETF Trust

[ ●], 2024

(iv)	Under Section 362(b) of the Code, the adjusted basis in each of the Target Fund’s assets acquired by the corresponding Acquiring Fund will be the same as the adjusted basis of such assets to each Target Fund immediately prior to the Reorganization.

(v)	Under Section 1223(2) of the Code, the holding period of the assets of each Target Fund in the hands of the corresponding Acquiring Fund will include the period during which those assets were held by each Target Fund (except where the corresponding Acquiring Fund’s investment activities have the effect of reducing or eliminating an asset’s holding period).

(vi)	Under Section 354(a)(1) of the Code, no gain or loss will be recognized by each Target Fund’s shareholders upon the exchange of their Target Fund shares for the corresponding Acquiring Fund shares in complete liquidation of the Target Fund pursuant to the Reorganization.

(vii)	Under Section 358(a)(1) of the Code, the aggregate adjusted basis of the Acquiring Fund shares received by each Target Fund shareholder pursuant to the Reorganization will be the same as the aggregate adjusted basis of the Target Fund shares held by such shareholder immediately prior to the Reorganization.

(viii)	Under Section 1223(1) of the Code, the holding period of Acquiring Fund shares received by each Target Fund shareholder in the applicable Reorganization will include the period during which the Target Fund shares exchanged therefor were held by such shareholder (provided the Target Fund shares were held as capital assets on the date of the Reorganization).

(ix)	Each Acquiring Fund will succeed to and take into account the items of the corresponding Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder. In particular, under Treasury Regulations § 1.381(b)-1(a)(2), the Acquiring Fund will be treated for purposes of section 381 of the Code just as the corresponding Target Fund would have been treated if there had been no Reorganization, the tax attributes of the Target Funds enumerated in Section 381(c) of the Code shall be taken into account by the Acquiring Fund as if there had been no Reorganization, and the taxable year of the corresponding Target Fund will not end on the date of the Reorganization merely because of the closing of the Reorganization.

Kurv ETF Trust

NEOS ETF Trust

[ ●], 2024

This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. Our opinions represent our best legal judgment as to the matters addressed herein but are not binding upon the Service or the courts, and there is no guarantee that the Service will not assert positions contrary to the ones taken in this opinion letter. We disclaim any obligation to make any continuing analysis of the facts or relevant law following the date of this opinion letter.

Our opinions are provided solely to you as a legal opinion only, and not as a guaranty or warranty, and are limited to the specific transactions and matters described above. No opinion may be implied or inferred beyond what is expressly stated in this letter. We express no opinion with respect to any matter not specifically addressed by the foregoing opinions. By way of illustration, and without limitation of the foregoing, we express no opinion regarding: (i) whether either the Target Funds or the Acquiring Funds qualify or will qualify as a regulated investment company; (ii) the federal income tax consequences of the payment of Reorganization expenses by Adviser, except in relation to the qualification of the Reorganization as a “reorganization” under Section 368(a) of the Code; (iii) whether any federal income tax will be imposed or required to be withheld under the Foreign Investment in Real Property Tax Act of 1980 with respect to any Shareholder that is a foreign person; (iv) the effect of the Reorganization on the Target Funds with respect to any transferred Asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting (including under Section 1256 of the Code); (v) the effect of the Reorganization on any Shareholder that is required to recognize unrealized gains or losses for federal income tax purposes under a mark-to-market system of accounting; (vi) whether accrued market discount, if any, on any market discount bond held by the Target Funds will be required to be recognized as ordinary income under Section 1276 of the Code as a result of the Reorganization; (vii) whether any gain or loss will be required to be recognized with respect to any Asset that constitutes stock in a passive foreign investment company (within the meaning of Section 1297(a) of the Code); and (viii) any state, local or foreign tax consequences of the Reorganization.

Our opinions are being rendered to the Kurv Trust, on behalf of the Acquiring Funds, and the NEOS Trust, on behalf of the Target Funds, and their respective Boards of Trustees, and may be relied upon only by Kurv Trust, on behalf of the Acquiring Funds, and the NEOS Trust, on behalf of the Target Funds, and their respective Boards of Trustees and by the Shareholders, it being understood that we are not thereby establishing any attorney-client relationship with any Shareholder. Kurv Trust, Acquiring Funds, NEOS Trust, Target Funds and the Shareholders are free to disclose the tax treatment or tax structure of any of the transactions described herein.

Kurv ETF Trust

NEOS ETF Trust

[ ●], 2024

Sincerely,

SCHEDULE A

Existing Funds NEOS ETF Trust	To be Reorganized into	New Funds Kurv ETF Trust
Kurv Yield Premium Strategy Amazon (AMZN) ETF		Kurv Yield Premium Strategy Amazon (AMZN) ETF
Kurv Yield Premium Strategy Apple (APPL) ETF		Kurv Yield Premium Strategy Apple (APPL) ETF
Kurv Yield Premium Strategy Microsoft (MSFT) ETF		Kurv Yield Premium Strategy Microsoft (MSFT) ETF
Kurv Yield Premium Strategy Google (GOOGL) ETF		Kurv Yield Premium Strategy Google (GOOGL) ETF
Kurv Yield Premium Strategy Tesla (TSLA) ETF		Kurv Yield Premium Strategy Tesla (TSLA) ETF
Kurv Yield Premium Strategy Netflix (NFLX) ETF		Kurv Yield Premium Strategy Netflix (NFLX) ETF